Exhibit 5.2

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

December 21, 2010

AstraZeneca PLC
2 Kingdom Street
London W2 6BD
England

Ladies and Gentlemen:

We are acting as special United States counsel to AstraZeneca PLC (the “Company”) in connection with the automatic shelf registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”) an indeterminate amount of the Company’s Debt Securities (the “Debt Securities”), which may be issued from time to time pursuant to the Indenture dated April 1, 2004 among the Company and The Bank of New York Mellon, as successor Trustee to JP Morgan Chase Bank (the “Indenture”).

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

(1)
Assuming that the Indenture has been duly authorized, executed and delivered by the Company insofar as English law is concerned, the Indenture has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of the Indenture by the Trustee and that each of the Trustee and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, the Indenture constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and

(2)
Assuming that any supplemental indenture to be entered into in connection with the issuance of any Debt Securities has been duly authorized, executed and delivered by the Company insofar as English law is concerned, the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture, and such Debt Securities have been duly authorized, executed and delivered by the Company insofar as English law is concerned, the Debt Securities, when the Debt Securities are authenticated in accordance with the terms of the Indenture and the Debt Securities are delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms.

AstraZeneca PLC	2	December 21, 2010

We have considered the statements relating to legal matters, documents or proceedings included in the Prospectus under the caption “Certain UK and US Federal Tax Considerations — United States Taxation.”  In our opinion, such statements fairly summarize in all material respects such matters, documents or proceedings.

The foregoing opinions are subject to the following qualification:

(a)
Our opinions in paragraphs 1 and 2 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of England and Wales; (iii) the Registration Statement shall have become effective and shall not have been terminated or rescinded; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such security.  We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.  In expressing our opinion herein, we have, without independent investigation, relied as to all matters of English law upon the opinion of Freshfields Bruckhaus Deringer LLP, English solicitors to the Company, which has been filed as an exhibit to the Registration Statement. Our opinion is, insofar as such laws are concerned, subject to the assumptions, qualifications and exceptions contained in such opinion of Freshfields Bruckhaus Deringer LLP.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.  In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ DAVIS POLK & WARDWELL LLP